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                                                                    EXHIBIT 20.1

                                                           FOR IMMEDIATE RELEASE
For further information contact:
William B. Ruger, Jr.      603-863-3300
Erle G. Blanchard          203-259-7843
Stephen L. Sanetti         203-259-7843



                          STURM, RUGER & COMPANY, INC.

                       ANNOUNCES SALE OF UNI-CAST DIVISION

         SOUTHPORT, CONNECTICUT, June 5, 2000--On Friday, June 2, 2000, Sturm, Ruger & Company, Inc. (NYSE-RGR) entered into an agreement for the immediate sale of assets of its Uni-Cast Division, located in Londonderry, New Hampshire. The Company continues to own the land and building in which Uni-Cast will operate. In conjunction with the sale, a supply agreement was entered into which stipulates that the Company will continue to purchase its aluminum pistol frames from Uni-Cast.
         The Company retained all the equipment related to the metal matrix composite process and all rights under its existing licensing agreement related to this technology.
         The Company anticipates that this transaction will not have a material impact on its consolidated financial statements for 2000.

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Sturm, Ruger release page 2

         Sturm, Ruger & Company, Inc. was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and ferrous investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters are located in Southport, Connecticut.
         The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings (including those from titanium golf club components), the need for external financing for operations or capital expenditures, the results of pending litigation against the Company (including lawsuits filed by mayors and other governmental entities and membership organizations), and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of unanticipated events.

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